UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

JAGUAR HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

DEAR FELLOW STOCKHOLDERS,

As we announced, Jaguar Health’s Special Meeting of Stockholders held on December 9, 2020 (the “Special Meeting”) was adjourned to allow the Company additional time to solicit proxies.

The Special Meeting has been adjourned to 8:30 AM Pacific Standard Time/11:30 AM Eastern Standard Time on Tuesday, December 22, 2020, at the offices of the Company at 200 Pine Street, Suite 400, San Francisco, CA 94104.

Jaguar is hosting an investor call on Thursday, December 17, 2020 at 8:30 AM Eastern Standard Time to allow management to review developments that have taken place since the Proxy Statement was filed.

We adjourned our Special Meeting to solicit additional proxies to provide the option for Jaguar’s Board of Directors to be able to take the actions, if necessary, at some future date, to maintain the Company’s listing on The Nasdaq Capital Market (“Nasdaq”). Jaguar’s Board and management are optimistic about the future, and seeking the discretion to implement actions, if necessary to maintain Jaguar’s Nasdaq listing, is an important responsibility of the Board. At this time, with the stay provided by Nasdaq’s Listing and Hearing Review Council (the “Listing Council”), there is no intention or rationale to implement any actions by the Board. The shareholder vote provides that discretion to the Board for the future.

Management, therefore, strongly encourages stockholders to vote in favor of the proposal to approve the adoption of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding voting common stock, par value $0.0001 per share (the “Common Stock”) at a ratio not less than 1-for-2 and not greater than 1-for-20, with the exact ratio, if approved and effected at all, to be set within that range at the discretion of the Company’s board of directors and publicly announced by the Company on or before December 9, 2021 without further approval or authorization of the Company’s stockholders (“the Proposal”) set forth in Jaguar’s definitive proxy statement on Schedule 14A, which was filed with the Securities and Exchange Commission (SEC) on November 6, 2020 (the “Proxy Statement”).

Dial-in instructions for the call appear below. Jaguar’s Board and management encourage all stockholders who have not yet voted to do so before Monday, December 21 at 11:59 PM EST (Eastern Standard Time), and recommend that you vote FOR the approval of the Proposal (a proposal that, if approved, is subject to Board discretion) at the Special Meeting. If you have not yet voted, or if you would like to change your vote, please refer to the “How You Can Vote” instructions appearing below.

As stated in our Proxy Statement, our Board of Directors only intends to implement the reverse stock split if needed to maintain the Company’s listing on The Nasdaq Capital Market (“Nasdaq”). Jaguar’s Board and management are optimistic about the future, and believe that approval of the Proposal, and providing the Board with the discretion to implement a reverse stock split if necessary, is in the Company’s and the stockholders’ best interests. A delisting could result in lower prices for the Company’s Common Stock, and larger spreads in the bid and ask prices for the Common Stock. In addition, without the availability of the Nasdaq listing, it may be more difficult for investors to trade shares of Jaguar’s Common Stock.

As we announced December 7, 2020, the Listing Council stayed the October 28, 2020 decision of the Nasdaq Listing Qualifications Panel (the “Panel”) requiring Jaguar’s compliance with the Bid Price Requirement by December 23, 2020. We were very happy to learn that the Listing Council, of its own accord, exercised its discretion to review the Panel’s decision. We believe our efforts since the second quarter of 2020 to implement our expanded patient access programs for Mytesi® (crofelemer) and our focus on long-term investors and non-dilutive financings, including our recent royalty-based capital infusion of $6.0 million, are improving our long-term financial prospects. Additionally, with the initiation this past October by our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., of the pivotal Phase 3 clinical trial of crofelemer for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy (“cancer therapy-related diarrhea” (CTD)), and our recently announced plans to develop and commercialize crofelemer for the possible indication of prophylaxis and/or symptomatic relief of inflammatory diarrhea - initially to be studied in a ‘long-hauler’ COVID-19 recovery patient population in Europe - we believe the value generated in the Company will be realized as we work to regain compliance with the Nasdaq bid price requirement.

The Company is engaged in discussions with Swiss Growth Forum, a sponsor of a European special purpose acquisition company, “Post Pandemic Recovery Equity” (“the SPAC”), regarding the SPAC’s potential merger with an operational subsidiary of the Company to be established in Europe with an exclusive license to crofelemer and Mytesi for the indications of inflammatory diarrhea and HIV-related diarrhea. Jaguar management looks forward to providing updates during the investor call on Thursday, December 17th regarding the progress of the European road show related to this potential merger.

Dial-In Instructions for Investor Call

When: Thursday, December 17, 2020 at 8:30 a.m. Eastern Time

Dial-in (US Toll Free): 888-394-8218

Dial-in (International): 323-701-0225

Conference ID number: 3973780

Live webcast on the investor relations section of Jaguar’s website (click here)

Replay Instructions for Investor Call

Dial-in (US Toll Free): 844-512-2921

Dial-in (International): 412-317-6671

Replay Pin Number: 3973780

Replay of the webcast on the investor relations section of Jaguar’s website (click here)

During the period of the adjournment, Jaguar will continue to solicit proxies from its stockholders with respect to the Proposal set forth in the Proxy Statement. Only stockholders of record at the close of business on the record date of November 6, 2020 are entitled to and are being requested to vote. Stockholders who have already voted do not need to, though stockholders may change and recast their votes. If a stockholder has previously submitted a proxy and does not wish to change its vote, such stockholder’s shares will be voted in accordance with its previously submitted proxy, unless properly revoked, and no further action is required by such stockholder. If you have previously submitted a proxy and wish to revoke your proxy or change your vote, you may do so at any time prior to the time that the Special Meeting is reconvened on December 22, 2020 by (a) delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy and delivering it to the Secretary of the Company or (c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy or changing your vote should be delivered at or prior to the Special Meeting to: Jaguar Health, Inc., 200 Pine Street, Suite 400, San Francisco, CA 94104, Attention: Jonathan S. Wolin. Beneficial owners of our Common Stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to change their vote or revoke their proxy.

How You Can Vote

Stockholders of record as of the close of business on November 6, 2020 may vote by internet at http://www.voteproxy.com, or by telephone at 800-776-9437 (this voting phone number is operational 24x7), or by returning a properly executed proxy card. Stockholders who hold shares of Jaguar stock in street name may vote through their broker. Street name stockholders requiring assistance with voting their shares are encouraged to contact Jaguar’s proxy solicitation firm, Georgeson, at 866-821-0284,

Monday to Friday from 9:00 AM – 11:00 PM US Eastern Standard Time, and Saturday from 12:00 PM-6:00 PM US Eastern Standard Time.  It is not staffed on Sundays.

No changes have been made to the proposal to be voted on by stockholders at the Special Meeting. The Company’s Proxy Statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov.

I am extremely pleased with all of our achievements in 2020 and continue to be grateful for the ongoing support and dedication of our employees, stockholders, and all our stakeholders as we continue efforts in 2020 to grow sales and progress multiple possible follow-on indications for Mytesi. I hope you and your family have a wonderful holiday season, and I thank you for your support!

Sincerely,

Lisa A. Conte

Chief Executive Officer & President

December 10, 2020

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Special Meeting. Jaguar has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the Special Meeting, and advises its stockholders to read the proxy statement and any and all supplements and amendments thereto because they contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents filed by Jaguar with the SEC at www.sec.gov. The Proxy Statement and proxy card are also available on the Company’s corporate website https://jaguar.health.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Important Additional Information

You are urged to read the Proxy Statement filed with the SEC on November 6, 2020 related to Jaguar’s December 9, 2020 Special Meeting of Stockholders. Free copies of the proxy statement and other documents filed by Jaguar with the SEC are available through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials may also be obtained free of charge from Jaguar by directing such requests to: Jaguar Health, Inc., Attention: Carol Lizak, 200 Pine Street, Suite 400, San Francisco, CA 94104 (415.371.8300 phone). Jaguar and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies.

Forward-Looking Statements

Certain statements in this letter constitute “forward-looking statements.” These include statements regarding the Company’s plan to host an investor call on Thursday, December 17, 2020, the Company’s belief that its efforts since the second quarter of 2020 to implement its expanded patient access programs for Mytesi, and the Company’s focus on long-term investors and non-dilutive financings, including its recent royalty-based capital infusion, are improving Jaguar’s long-term financial prospects, the belief that, with the initiation by Napo of the pivotal Phase 3 clinical trial of crofelemer CTD, and the Company’s recently announced plans to develop and commercialize crofelemer for the possible indication of prophylaxis and/or symptomatic relief of inflammatory diarrhea – initially to be studied in a ‘long-hauler’ COVID-19 recovery patient population in Europe – the value generated in the Company will be realized as the Company works to regain compliance with the Nasdaq bid price requirement, and the SPAC’s potential merger with an operational subsidiary of the Company to be established in Europe with an exclusive license to crofelemer and Mytesi for the indications of inflammatory diarrhea and HIV-related diarrhea. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this letter are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this letter and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.